Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: January 25, 2024

Catalyst Bancorp, Inc. Announces 2023 Fourth Quarter Results

Opelousas, Louisiana – Catalyst Bancorp, Inc. (Nasdaq: “CLST”) (the “Company”), the parent company for Catalyst Bank (the “Bank”) (www.catalystbank.com), reported net income of $320,000 for the fourth quarter of 2023 which included a net pre-tax benefit of $371,000 due to a Bank Enterprise Award (“BEA”) Program grant from the Community Development Financial Institution (“CDFI”) Fund and a $92,000 loss on the sale of investment securities. For the year ended December 31, 2023, net income totaled $602,000, compared to $180,000 for 2022.

“We produced over $9 million of loan growth during the fourth quarter – our strongest quarter since becoming a public company,” said Joe Zanco, President and Chief Executive Officer of the Company and the Bank. “This growth was fueled by the high level of responsiveness our bankers provide to our customers.”

Loans

Loans totaled $144.9 million at December 31, 2023, up $9.2 million, or 7%, from September 30, 2023. The increase in total loans during the fourth quarter of 2023 was primarily due to commercial construction and commercial real estate loans. Construction loan growth was largely driven by three separate projects involving the purchase and renovation of a hotel, the construction of a retail health care center, and the purchase and renovation of an industrial warehouse. A significant driver of commercial real estate loan growth was a loan to finance the purchase of a multi-tenant office building in Lafayette, Louisiana.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(Dollars in thousands)	12/31/2023	9/30/2023	Increase (Decrease)
Real estate loans
One- to four-family residential	$83,623	$83,973	$(350)	-%
Commercial real estate	21,478	19,113	2,365	12
Construction and land	13,857	6,622	7,235	109
Multi-family residential	3,373	3,424	(51)	(1)
Total real estate loans	122,331	113,132	9,199	8
Other loans
Commercial and industrial	19,984	19,634	350	2
Consumer	2,605	2,906	(301)	(10)
Total other loans	22,589	22,540	49	-
Total loans	$144,920	$135,672	$9,248	7%

Loans secured by one- to four-family residential properties accounted for 58% of total loans and commercial real estate loans accounted for 15% of total loans at December 31, 2023. Approximately 60% of our real estate loans have adjustable rates and, of our total real estate loans, approximately $60.7 million, or 50%, are scheduled to re-price or mature during the next 12 months.

Our non-real estate loans primarily consist of commercial and industrial loans, which amounted to 14% of total loans at December 31, 2023. This segment of the portfolio largely consists of loans to local businesses involved in industrial manufacturing and equipment, communications, professional services, and oil and gas support services. Approximately 39% of our commercial and industrial loans have adjustable rates and, of total commercial and industrial loans, approximately $10.2 million, or 51%, are scheduled to re-price or mature during the next 12 months.

Credit Quality and Allowance for Credit Losses

At each of December 31 and September 30, 2023, non-performing assets (“NPAs”) totaled $2.1 million and the ratio of NPAs to total assets was 0.76% and 0.82% at such dates, respectively. Non-performing loans (“NPLs”) comprised 1.37% of total loans at December 31, 2023, and 1.54% of total loans at September 30, 2023. At December 31 and September 30, 2023, 95% and 96% of total NPLs, respectively, were one- to four-family residential mortgage loans.

At December 31, 2023, the allowance for loan losses totaled $2.1 million, or 1.47% of total loans, compared to $2.0 million at September 30, 2023, or 1.50% of total loans. For the quarter and year ended December 31, 2023, the provision for credit losses totaled $128,000, which was largely attributable to loan growth in the fourth quarter of 2023 that necessitated additional loan provisions according to the Bank’s Current Expected Credit Losses model.

Net loan charge-offs totaled $63,000 during the fourth quarter of 2023, compared to net recoveries of $17,000 for the third quarter of 2023. Net loan charge-offs in the fourth quarter of 2023 were primarily attributable to one- to four-family residential loans.

Investment Securities

Total investment securities were $84.0 million, or 31% of total assets, at December 31, 2023. The Company’s investment securities portfolio consists primarily of government-sponsored mortgage-backed securities and debt obligations issued by the U.S. government and government agencies. The Company has not purchased investment securities since the fourth quarter of 2022. During the fourth quarter of 2023, the Company sold two available-for-sale investment securities for a pre-tax loss of $92,000. Cash proceeds from the sales totaled $1.9 million.

At December 31, 2023, 86% of total investment securities, based on amortized cost, were classified as available-for-sale. Net unrealized losses on securities classified as available-for-sale totaled $9.2 million at December 31, 2023, compared to $12.8 million at September 30, 2023.

The following table summarizes the amortized cost and fair value of our investment securities portfolio as of December 31, 2023.

	December 31, 2023
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available-for-sale
Mortgage-backed securities	$65,704	$14	$(8,206)	$57,512
U.S. Government and agency obligations	7,999	-	(611)	7,388
Municipal obligations	5,998	7	(365)	5,640
Total available-for-sale	$79,701	$21	$(9,182)	$70,540
Securities held-to-maturity
U.S. Government and agency obligations	$13,003	$-	$(2,210)	$10,793
Municipal obligations	458	-	(24)	434
Total held-to-maturity	$13,461	$-	$(2,234)	$11,227

At December 31, 2023, the amortized cost and fair value of pledged investment securities totaled $61.9 million and $53.9 million, respectively. The amortized cost and fair value of investment securities pledged to secure uninsured public fund deposits totaled $49.3 million and $43.2 million, respectively, at December 31, 2023. The remainder of the pledged investment securities at December 31, 2023 served as collateral for borrowings from the Federal Reserve Bank of Atlanta.

Deposits

Total deposits were $165.6 million at December 31, 2023, up $402,000, or less than 1%, from September 30, 2023. A $3.2 million decline in total public funds over the fourth quarter was offset by growth in consumer and commercial deposits that was largely driven by rate specials offered to depositors during the quarter.

The following table sets forth the composition of the Bank’s deposits as of the dates indicated.

(Dollars in thousands)	12/31/2023	9/30/2023	Increase (Decrease)
Non-interest-bearing demand deposits	$28,183	$33,222	$(5,039)	(15)%
Interest-bearing demand deposits	36,867	38,881	(2,014)	(5)
Money market	15,126	15,473	(347)	(2)
Savings	31,518	27,237	4,281	16
Certificates of deposit	53,928	50,407	3,521	7
Total deposits	$165,622	$165,220	$402	-%

At December 31, 2023, approximately 78% of our total public funds consisted of non-interest-bearing and interest-bearing demand deposits from municipalities within our market. Total public fund deposits amounted to $23.3 million, or 14% of total deposits, at December 31, 2023, compared to $26.4 million, or 16% of total deposits, at September 30, 2023.

Our total uninsured deposits (that is deposits in excess of the FDIC’s insurance limit), inclusive of public funds, were approximately $44.6 million at December 31, 2023 and $45.2 million at September 30, 2023. Total uninsured non-public funds deposits were approximately $26.3 million and $23.9 million at December 31 and September 30, 2023, respectively. The full amount of our public fund deposits in excess of the FDIC’s insurance limit are secured by pledging investment securities.

Borrowings and Liquidity

Total borrowings at December 31, 2023 were $19.4 million, up $10.0 million from September 30, 2023. During the fourth quarter of 2023, the Bank began borrowing from the Federal Reserve Bank of Atlanta through its Bank Term Funding Program (“BTFP”). At December 31, 2023, the Bank had one $10.0 million BTFP loan outstanding with a contractual interest rate of 4.83% and a maturity date of December 24, 2024.

The ratio of the Company’s total loans to total deposits was 88% and 82% as of December 31 and September 30, 2023, respectively. The table below summarizes our unused and available liquidity sources as of December 31, 2023.

(Dollars in thousands)	12/31/2023
Advances from the Federal Home Loan Bank of Dallas	$48,467
Line of credit with primary correspondent bank	17,800
Federal Reserve's Bank Term Funding Program	1,434
Federal Reserve Discount Window	718
Unpledged available-for-sale investment securities, at fair value	25,385
Total unused and available liquidity	$93,804

Pledged securities under the BTFP are valued at par when determining borrowing capacity. The total par value of unpledged investment securities eligible as collateral for advances under the BTFP was $16.5 million at December 31, 2023.

Capital and Share Repurchases

The Bank’s total risk-based capital ratio was 53.60% and 56.23% at December 31, 2023 and September 30, 2023, respectively. At December 31, 2023 and September 30, 2023, consolidated shareholders’ equity totaled $84.6 million, or 31.2% of total assets, and $82.2 million, or 31.9% of total assets, respectively.

The Company repurchased 86,964 shares of its common stock at an average cost per share of $11.24 during the fourth quarter of 2023. During the year ended December 31, 2023, the Company repurchased 528,674 shares of its common stock at an average cost per share of $11.94 through the completion of repurchases of 265,000 shares under its January 2023 Repurchase Plan and 252,000 under its April 2023 Repurchase Plan, and the repurchase of another 11,674 shares pursuant to a third repurchase plan announced in November (the “November 2023 Repurchase Plan”). At December 31, 2023, the Company had common shares outstanding of 4,761,326 and 228,326 of those shares were available for repurchase under the November 2023 Repurchase Plan.

Net Interest Income

The net interest margin for the fourth quarter of 2023 was 3.14%, up one basis point compared to the prior quarter. For the fourth quarter of 2023, the average yield on interest-earning assets was 4.17%, up 26 basis points from the prior quarter, while the average rate paid on interest-bearing liabilities was 1.73%, up 35 basis points from the third quarter of 2023.

Net interest income for the fourth quarter of 2023 was $2.0 million, down $12,000, or 1%, compared to the third quarter of 2023. Total interest income was up $134,000, or 5%, while total interest expense increased by $146,000, or 29%, in the fourth quarter of 2023 compared to the prior quarter.

The following table sets forth, for the periods indicated, the Company’s total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Taxable equivalent (“TE”) yields have been calculated using a marginal tax rate of 21%. All average balances are based on daily balances.

	Three Months Ended
	12/31/2023			9/30/2023
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
INTEREST-EARNING ASSETS
Loans receivable(1)	$140,757	$2,066	5.82%	$134,851	$1,852	5.45%
Investment securities(TE)(2)	96,640	400	1.67	99,373	403	1.64
Other interest earning assets	11,276	137	4.83	16,915	214	5.02
Total interest-earning assets(TE)	$248,673	$2,603	4.17%	$251,139	$2,469	3.91%
INTEREST-BEARING LIABILITIES
Demand deposits, money market, and savings accounts	$82,474	$185	0.89%	$83,051	$154	0.73%
Certificates of deposit	51,707	344	2.64	50,526	274	2.15
Total interest-bearing deposits	134,181	529	1.56	133,577	428	1.27
Borrowings	13,016	114	3.50	9,306	69	2.93
Total interest-bearing liabilities	$147,197	$643	1.73%	$142,883	$497	1.38%
Net interest-earning assets	$101,476			$108,256
Net interest income; average interest rate spread(TE)		$1,960	2.44%		$1,972	2.53%
Net interest margin(TE)(3)			3.14%			3.13%

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and loans in-process.
(2)	Average investment securities does not include unrealized holding gains/losses on available-for-sale securities.
(3)	Equals net interest income divided by average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.

Non-interest Income

Non-interest income for the fourth quarter of 2023 was $672,000, up $366,000, or a 120% increase from the third quarter of 2023. The Company received and recognized as income a $437,000 Bank Enterprise Award (“BEA”) Program grant from the CDFI Fund during the fourth quarter of 2023. Non-interest income for the fourth quarter of 2023 also included the $92,000 loss on the sale of investment securities discussed previously. The securities were sold for a total of $1.9 million.

Non-interest Expense

Non-interest expense for the fourth quarter of 2023 totaled $2.1 million, up $41,000, or 2%, compared to the third quarter of 2023. Professional fees totaled $140,000 for the fourth quarter of 2023, up $40,000, or 40%, from the prior quarter. Professional fees associated with obtaining the BEA Program grant totaled $66,000 and were expensed in the fourth quarter of 2023.

During the first quarter of 2024, the Company is converting to a new core processing system and expects to incur approximately $500,000 (pre-tax) of data conversion and other associated costs. The core system conversion will significantly enhance our customer-facing and internal banking technology. The Company also estimates annualized savings of greater than $200,000 after completing the conversion.

About Catalyst Bancorp, Inc.

Catalyst Bancorp, Inc. (Nasdaq: CLST) is a Louisiana corporation and registered bank holding company for Catalyst Bank, its wholly-owned subsidiary, with $270.9 million in assets at December 31, 2023. Catalyst Bank, formerly St. Landry Homestead Federal Savings Bank, has been in operation in the Acadiana region of south-central Louisiana for over 100 years. With a focus on fueling business and improving lives throughout the region, Catalyst Bank offers commercial and retail banking products through our six full-service branches located in Carencro, Eunice, Lafayette, Opelousas, and Port Barre. To learn more about Catalyst Bancorp and Catalyst Bank, visit www.catalystbank.com, or the website of the Securities and Exchange Commission, www.sec.gov.

Forward-looking Statements

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Supervision and Regulation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)	(Unaudited)
(Dollars in thousands)	12/31/2023	9/30/2023	12/31/2022
ASSETS
Non-interest-bearing cash	$3,654	$3,497	$5,092
Interest-bearing cash and due from banks	15,357	9,769	8,380
Total cash and cash equivalents	19,011	13,266	13,472
Investment securities:
Securities available-for-sale, at fair value	70,540	71,808	79,602
Securities held-to-maturity	13,461	13,464	13,475
Loans receivable, net of unearned income	144,920	135,672	133,607
Allowance for loan losses	(2,124)	(2,036)	(1,807)
Loans receivable, net	142,796	133,636	131,800
Accrued interest receivable	906	806	673
Foreclosed assets	60	37	320
Premises and equipment, net	6,072	6,160	6,303
Stock in correspondent banks, at cost	1,878	1,858	1,808
Bank-owned life insurance	14,026	13,917	13,617
Other assets	2,141	2,956	2,254
TOTAL ASSETS	$270,891	$257,908	$263,324

LIABILITIES
Deposits:
Non-interest-bearing	$28,183	$33,222	$33,657
Interest-bearing	137,439	131,998	131,437
Total deposits	165,622	165,220	165,094
Borrowings	19,378	9,333	9,198
Other liabilities	1,274	1,147	558
TOTAL LIABILITIES	186,274	175,700	174,850

SHAREHOLDERS' EQUITY
Common stock	48	48	53
Additional paid-in capital	45,020	45,855	51,062
Unallocated common stock held by benefit plans	(6,221)	(6,274)	(6,307)
Retained earnings	53,007	52,687	52,740
Accumulated other comprehensive income (loss)	(7,237)	(10,108)	(9,074)
TOTAL SHAREHOLDERS' EQUITY	84,617	82,208	88,474
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$270,891	$257,908	$263,324

CATALYST BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Year Ended
(Dollars in thousands)	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
INTEREST INCOME
Loans receivable, including fees	$2,066	$1,852	$1,543	$7,238	$6,127
Investment securities	400	403	418	1,643	1,480
Other	137	214	145	780	407
Total interest income	2,603	2,469	2,106	9,661	8,014
INTEREST EXPENSE
Deposits	529	428	130	1,541	402
Borrowings	114	69	76	319	281
Total interest expense	643	497	206	1,860	683
Net interest income	1,960	1,972	1,900	7,801	7,331
Provision for (reversal of) credit losses	128	-	-	128	(375)
Net interest income after provision for (reversal of) credit losses	1,832	1,972	1,900	7,673	7,706
NON-INTEREST INCOME
Service charges on deposit accounts	201	190	189	774	731
Bank-owned life insurance	109	104	98	409	314
Gain (loss) on sales of investment securities	(92)	-	-	(92)	-
Gain (loss) on disposals and sales of fixed assets	-	-	-	-	(77)
Federal community development grant	437	-	-	437	171
Other	17	12	14	61	34
Total non-interest income	672	306	301	1,589	1,173
NON-INTEREST EXPENSE
Salaries and employee benefits	1,149	1,141	1,175	4,671	4,822
Occupancy and equipment	193	198	193	802	833
Data processing and communication	236	228	175	911	841
Professional fees	140	100	66	486	538
Directors’ fees	118	116	117	463	302
ATM and debit card	63	68	61	250	245
Foreclosed assets, net	5	2	5	72	5
Advertising and marketing	23	25	53	100	240
Franchise and shares tax	10	19	(16)	81	115
Other	185	184	173	743	779
Total non-interest expense	2,122	2,081	2,002	8,579	8,720
Income before income tax expense (benefit)	382	197	199	683	159
Income tax expense (benefit)	62	27	28	81	(21)
NET INCOME	$320	$170	$171	$602	$180

Earnings per share:
Basic	$0.08	$0.03	$0.03	$0.14	$0.04
Diluted	0.08	0.03	0.03	0.14	0.04

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

	Three Months Ended			Year Ended
(Dollars in thousands)	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
EARNINGS DATA
Total interest income	$2,603	$2,469	$2,106	$9,661	$8,014
Total interest expense	643	497	206	1,860	683
Net interest income	1,960	1,972	1,900	7,801	7,331
Provision for (reversal of) credit losses	128	-	-	128	(375)
Total non-interest income	672	306	301	1,589	1,173
Total non-interest expense	2,122	2,081	2,002	8,579	8,720
Income tax expense (benefit)	62	27	28	81	(21)
Net income	$320	$170	$171	$602	$180

AVERAGE BALANCE SHEET DATA
Total loans	$140,757	$134,851	$133,102	$135,713	$132,503
Total interest-earning assets	248,673	251,139	256,033	252,616	267,300
Total assets	261,657	265,057	270,121	266,655	282,931
Total interest-bearing deposits	134,181	133,577	139,134	136,321	147,266
Total interest-bearing liabilities	147,197	142,883	149,064	146,529	156,560
Total deposits	165,102	170,589	170,952	170,677	179,826
Total shareholders' equity	82,227	84,021	88,558	84,739	93,074

SELECTED RATIOS
Return on average assets	0.49%	0.25%	0.25%	0.23%	0.06%
Return on average equity	1.54	0.80	0.76	0.71	0.19
Efficiency ratio	80.61	91.34	90.99	91.36	102.55
Net interest margin(TE)	3.14	3.13	2.96	3.10	2.75
Average equity to average assets	31.43	31.70	32.78	31.78	32.90
Common equity Tier 1 capital ratio(1)	52.34	54.97	56.17
Tier 1 leverage capital ratio(1)	31.67	31.08	30.37
Total risk-based capital ratio(1)	53.60	56.23	57.42

NON-FINANCIAL DATA
Total employees (full-time equivalent)	48	47	50
Common shares issued and outstanding, end of period	4,761,326	4,848,290	5,290,000

(1)	Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.

CATALYST BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA
(continued)

	Three Months Ended			Year Ended
(Dollars in thousands)	12/31/2023	9/30/2023	12/31/2022	12/31/2023	12/31/2022
ALLOWANCE FOR CREDIT LOSSES
Allowance for loan losses:
Beginning balance	$2,036	$2,081	$1,804	$1,807	$2,276
CECL adoption impact	-	-	-	209	-
Provision for (reversal of) loan losses	151	(62)	-	87	(375)
Charge-offs	(76)	(9)	(19)	(102)	(210)
Recoveries	13	26	22	123	116
Net (charge-offs) recoveries	(63)	17	3	21	(94)
Ending balance	$2,124	$2,036	$1,807	$2,124	$1,807

Allowance for unfunded commitments:
Beginning balance	280	218	-	-	-
CECL adoption impact	-	-	-	216	-
Provision for losses on unfunded commitments	(23)	62	-	41	-
Ending balance	$257	$280	$-	$257	$-

Total allowance for credit losses, end of period	$2,381	$2,316	$1,807	$2,381	$1,807
Total provision for (reversal of) credit losses	128	-	-	128	(375)

CREDIT QUALITY(1)
Non-accruing loans	$1,967	$1,961	$1,494
Accruing loans 90 days or more past due	24	127	191
Total non-performing loans	1,991	2,088	1,685
Foreclosed assets	60	37	320
Total non-performing assets	$2,051	$2,125	$2,005

Total non-performing loans to total loans	1.37%	1.54%	1.26%
Total non-performing assets to total assets	0.76	0.82	0.76

(1)	Credit quality data and ratios are as of the end of each period presented.